Exhibit 10.18

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is made this 8th day of May, 2015 by and between Dean L. Ledger ("Executive") and NanoFlex Power Corporation (the "Company"). All capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in that certain Employment Agreement dated as of October 22, 2013 (the "Employment Agreement") between the parties.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Modification of Employment Agreement.

1.1	Modification of Base Salary. Section 4.1 of the Employment Agreement, which had been modified in October 2014, to reduce base salary from $400,000 to $300,000, shall be further modified effective January 1, 2015 reflect that base salary for Executive shall be $210,000.

2.	Further Agreement as to Base Salary. The parties hereby agree that there shall be no cost of living increase in the Base Salary.

3.	Miscellaneous. Except as amended pursuant to this Amendment, the Employment Agreement (including the Schedules and Exhibits thereto) remains in effect in all respects. The provisions of Section 18 of the Employment Agreement, to the extent applicable, are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Employment Agreement to be executed as of the date first written above.

NanoFlex Power Corporation		Executive:

By:	/s/ Robert J. Fasnacht	/s/ Dean L. Ledger
	Robert J. Fasnacht, Director and EVP	Dean L. Ledger